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FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------                                   Nasdaq Small Cap - TPRO
December 18, 1996



              TOPRO SUBSIDIARY RECEIVERS LETTER OF INTENT FOR
                    $3.3 MILLION CONTROL SYSTEM PROJECT

      Topro's Act Subsidiary Given Immediate Authorization To Proceed
              On Project For Matsushita Semi-Conductor America


DENVER, Colorado -- Topro, Inc. (Nasdaq-TPRO), a leading provider of automation and information technology solutions to industry, today announced the Company has received a letter of intent for a $3.3 million contract from Matsushita Semi-Conductor of America.

The letter of intent provides authorization to begin work immediately on a control system for a semi-conductor fabrication plant being built by Matsushita in Washington state.

"This is the third significant contract secured by the Company in the semi-conductor fabrication market in the past twelve months and is validation of our strategy that combines vertical market focus with national operating scope." said John Jenkins, CEO of Topro.

"This project will be executed out of our Albany, Oregon, facility, which is very near the Matsushita facility." he said. "This local presence, in combination with the quality of our product and size of our combined resource base, was critical to the customer's decision-making process."

Topro acquired Albany, Oregon-based ACT in March 1996. The purchase was the second of three key acquisitions Topro has made in the past 17 months. Also acquired were MDCS of Atlanta, Ga. and Vision Engineering of Cyprus, Calif. Topro recently signed a letter of intent to acquire a fourth business -- All-Control Systems of West Chester, Pa. The acquisition is expected to be completed by year end.

Statements made in this news release that are not historical facts may be forward looking statements. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. A description of risks and uncertainties attendant to Topro and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission Filings.

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                                    CONTACTS:

Topro, Inc.                                             Pacific Consulting Group
John Jenkins, CEO                                                   Scott LioHos
303/935-1221                                                        714/574-3860